SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                      Securities and Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                          Thomas & Betts Corporation
                -----------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                 ----------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(3).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(2).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 1/:

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     4) Proposed maximum aggregate value of transaction:

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1/ Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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

                                                         ["Thomas & Betts" logo]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 4, 1994

To the Shareholders of THOMAS & BETTS CORPORATION:

     The Annual Meeting of Shareholders of Thomas & Betts Corporation will be held at the Somerset Hills Hotel, 200 Liberty Corner Road (three-tenths of a mile north of Exit 33, I-78), Warren, New Jersey, on May 4, 1994, at 10 a.m. at which time the following matters will be considered:

     1.  Election of ten directors;

     2. Adoption of the Thomas & Betts Corporation Executive Incentive Plan, a copy of which is set forth in the accompanying Proxy Statement;

     3. Ratification of the appointment of KPMG Peat Marwick as independent public accountants; and

     4. Transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on March 7, 1994, will be entitled to receive notice of, and to vote at, the Annual Meeting of Shareholders or any adjournment thereof.

     Whether or not you expect to attend the meeting in person, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY to Inspectors of Election, First Chicago Trust Company of New York, P.O. Box 8711, Edison, New Jersey 08818-9180.

     Your attention is directed to the Proxy Statement which is printed on the following pages.

                                              JANICE H. WAY, Corporate Secretary
1555 Lynnfield Road
Memphis, Tennessee 38119
March 21, 1994

                             YOUR VOTE IS IMPORTANT
                       PLEASE RETURN YOUR PROXY PROMPTLY

                           THOMAS & BETTS CORPORATION
                                PROXY STATEMENT

                             SOLICITATION OF PROXY

     THE ENCLOSED PROXY IS BEING MAILED AND SOLICITED THIS 21ST DAY OF MARCH, 1994, BY AND ON BEHALF OF THE BOARD OF DIRECTORS (THE "BOARD") OF THOMAS & BETTS CORPORATION (THE "CORPORATION") whose principal executive offices are at 1555 Lynnfield Road, Memphis, Tennessee 38119, for use in connection with the Annual Meeting of Shareholders to be held at 10 a.m. on May 4, 1994, at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey, and at any adjournment thereof (the "Annual Meeting"). The matters to be considered and acted upon at such Annual Meeting are referred to in the preceding Notice and are more fully discussed below. All shares represented by proxies which are returned properly signed will be voted as specified on the proxy card. If choices are not specified on the proxy card, the shares will be voted as recommended by the Board. The By-laws of the Corporation require that the holders of a majority of the total number of shares entitled to vote be represented in person or by proxy in order for the business of the meeting to be transacted.

     The cost of soliciting proxies for the Annual Meeting will be borne by the Corporation. The Corporation has retained Hill and Knowlton, Inc., 420 Lexington Avenue, New York, N.Y. 10164, to distribute material to beneficial owners whose shares are held by brokers, banks, or other institutions and to assist in soliciting proxies for a fee estimated at $5,700 plus expenses. In addition, directors, officers and other employees may solicit proxies in person and by mail or telecommunication. The Corporation will also reimburse brokers, banks, and others who are record holders of the Corporation's shares for reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares.

                              REVOCATION OF PROXY

     A proxy may be revoked by the shareholder by giving written notice of revocation to the Inspectors of Election, First Chicago Trust Company of New York, P.O. Box 8711, Edison, New Jersey 08818-9180, or by filing another proxy with the Inspectors of Election at any time prior to its exercise.

                            COMMON STOCK OUTSTANDING

     At the close of business on March 7, 1994, there were outstanding and entitled to vote at the Annual Meeting 19,159,249 shares of Common Stock, $.50 par value (the "Common Stock"). There were 32,636 treasury shares which carry no voting rights. Holders of record of Common Stock at the close of business on March 7, 1994, will be entitled to one vote for each share held on all matters properly coming before the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table shows persons or groups who are known to the Corporation to be beneficial owners of more than 5% of the outstanding Common Stock of the Corporation as of December 31, 1993.

                               NAME AND ADDRESS                                 AMOUNT AND NATURE OF     PERCENT
                             OF BENEFICIAL OWNER                                BENEFICIAL OWNERSHIP    OF CLASS
- ------------------------------------------------------------------------------  ---------------------  -----------
Delaware Management Company, Inc..............................................         1,856,680(1)          9.84%
  1818 Market Street
  Philadelphia, Pennsylvania 19103
Wellington Management Company.................................................         1,136,250(2)          6.02%
  75 State Street
  Boston, Massachusetts 02109

- ---------------
(1) Information provided on Schedule 13G by Delaware Management Company, Inc. as of December 31, 1993, indicates that it has sole investment power as to all 1,856,680 shares, sole voting power as to 1,520,000 shares, and shared voting power as to 17,700 shares.
(2) Information provided on Schedule 13G by Wellington Management Company as of December 31, 1993, indicates that it has shared investment power as to all 1,136,250 shares and shared voting power over 97,300 shares; it does not have sole voting power over any shares.

SECURITY OWNERSHIP OF MANAGEMENT
     The following table provides data on Common Stock of the Corporation beneficially owned as of February 4, 1994, by each director, director nominee, and each of the executive officers named in the Summary Compensation Table and by the directors, director nominees, and executive officers as a group, as reported by each person. Unless otherwise stated, the beneficial owners exercise sole voting and investment power over their shares.

                                                                                  AMOUNT AND NATURE OF
                                                                                       BENEFICIAL           PERCENT
     NAME OF BENEFICIAL OWNER                                                       OWNERSHIP(1)(2)        OF CLASS
- ------------------------------------------------------------------------------  ------------------------  -----------
Ronald P. Babcock.............................................................             40,542              *
Hobart Betts..................................................................            150,200(3)           *
Raymond B. Carey, Jr..........................................................              1,200              *
Ernest H. Drew................................................................                600              *
T. Kevin Dunnigan.............................................................             97,216              *
Jeananne K. Hauswald..........................................................                167              *
Thomas W. Jones...............................................................                300              *
Robert A. Kenkel..............................................................             --                  *
Robert H. McCaffrey...........................................................              1,399              *
Clyde R. Moore................................................................             22,211              *
Robert H. Paquette............................................................             17,413(4)           *
J. David Parkinson............................................................             27,758(5)           *
Dominic J. Pileggi............................................................             19,911              *
Ian M. Ross...................................................................                400              *
Jerre L. Stead................................................................                600              *
William H. Waltrip............................................................                300              *
Directors, director nominees, and executive officers as a group (17 including
the above)....................................................................            381,592               1.98%

- ---------------
(1) Includes shares which may be acquired within 60 days of February 4, 1994, through the exercise of stock options, as follows: Mr. Babcock, 15,400; Mr. Dunnigan, 57,711; Mr. Moore, 13,700; Mr. Paquette, 9,700; Mr. Parkinson, 5,100; Mr. Pileggi, 12,225; and all directors and executive officers as a group (7), 113,836.
(2) Includes shares of restricted stock with respect to which the holders have sole voting power, but no investment power, during the restricted period, as follows: Mr. Babcock, 3,572; Mr. Betts, 200; Mr. Carey, 200; Dr. Drew, 200; Mr. Dunnigan, 12,788; Ms. Hauswald, 42; Mr. Jones, 200; Mr. McCaffrey, 200; Mr. Moore, 8,511; Mr. Paquette, 2,244; Mr. Parkinson, 200; Mr. Pileggi, 2,431; Dr. Ross, 200; Mr. Stead, 100; Mr. Waltrip, 200; and all directors and executive officers as a group (16), 32,663.
(3) Does not include 195,500 shares held in trusts with respect to which Mr. Betts has, with others, a present or contingent interest but no voting or investment power.
(4) Includes 20 shares with respect to which Mr. Paquette shares voting and investment power with his wife. Does not include 9,125 shares owned by the wife of Mr. Paquette with respect to which he disclaims beneficial ownership.
(5) Includes 968 shares with respect to which Mr. Parkinson shares voting and investment power with his wife.
  * Less than one percent of the Corporation's outstanding Common Stock.

                                 ANNUAL REPORT

     The Corporation's Annual Report to Shareholders for the fiscal year ended January 2, 1994, containing consolidated financial statements reflecting the financial position of the Corporation as of January 2, 1994 and December 31, 1992 and the results of operations and changes in cash flows for each of the years in the three-year period ended January 2, 1994, has been mailed with this proxy material to all shareholders.

1. ELECTION OF DIRECTORS

     At the forthcoming Annual Meeting it is intended that 10 directors shall be elected, each to hold office for the term of one year and until a successor shall be elected and shall qualify. The nominees identified below will be proposed by the Board for the 10 directorships. Shares represented by proxies which are returned properly signed will be voted for the nominees unless the shareholder indicates on the proxy that authority to vote the shares is withheld for one or more or for all of the nominees listed. The 10 nominees for election as directors who receive the greatest number of votes cast shall become directors at the conclusion of the tabulation of votes. Any shares not voted, whether by abstention, broker non-vote or otherwise, have no effect on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. Should a nominee become unable to serve as a director, the proxy will be voted for the election of a substitute nominee who shall be designated by the Board or, if no substitute nominee is named, the number of directorships will be reduced accordingly.

     Following is information on the principal occupation of each nominee, positions and offices with the Corporation, and membership on other boards of directors.

                  RAYMOND B. CAREY, JR., 67
                  A DIRECTOR SINCE 1987

[Photograph]           Formerly Chairman of the Board (1973 to 1989), Chief
                  Executive Officer (1972 to 1988) and President (1971 to 1986) of ADT Security Systems, Inc. (electronic protection systems). He is a director of C. R. Bard, Inc. and The Kroger Company.

                  ERNEST H. DREW, 56
                  A DIRECTOR SINCE 1989

[Photograph]           President (1987 to present) and Chief Executive Officer
                  (1988 to present) of Hoechst Celanese Corporation (chemicals, fibers and film, advanced materials, and pharmaceuticals). He is a director of Hoechst Celanese Corporation, Manville Corporation, Messer Griesheim Industries, Inc., Public Service Enterprise Group Incorporated, and Riverwood International Corp.

                  T. KEVIN DUNNIGAN, 56
                  A DIRECTOR SINCE 1975

[Photograph]           Chairman of the Board (1992 to present) and Chief
                  Executive Officer (1985 to present) of the Corporation. Mr. Dunnigan was President of the Corporation (1980 to 1994).

                  JEANANNE K. HAUSWALD, 49
                  A DIRECTOR SINCE 1993

[Photograph]           Vice President and Treasurer (1993 to present) and
                  formerly Vice President-Human Resources (1990 to 1993) and Treasurer (1987 to 1990) of The Seagram Company, Ltd. (distilled spirits, wines, fruit juices and beverages).

                  THOMAS W. JONES, 44
                  A DIRECTOR SINCE 1992

[Photograph]           President and Chief Operating Officer (1993 to present)
                  and formerly Executive Vice President and Chief Financial Officer (1989 to 1993) of Teachers Insurance and Annuity Association--College Retirement Equities Fund (pension system for employees of colleges, universities, independent schools, and related organizations). Mr. Jones was Senior Vice President and Treasurer of John Hancock Mutual Life Insurance Company (1982 to 1989). He is a trustee of Eastern Enterprises.

                  ROBERT A. KENKEL, 59
                  NOMINEE

[Photograph]           Business consultant (1990 to present). Mr. Kenkel was
                  Chairman of the Board, Chief Executive Officer and Chief Operating Officer (1988 to 1990) of The Pullman Co. (automotive, aerospace and industrial components and products). He held chief operating officer positions (1985 to
                  1990) in various other companies within the Forstmann-Little group (electrical, aerospace, automotive, industrial and consumer products), including FL Industries, Inc. which was acquired by the Corporation in 1992.

                  CLYDE R. MOORE, 40
                  A DIRECTOR SINCE 1993

[Photograph]           President and Chief Operating Officer of the Corporation
                  (January 1994 to present). Mr. Moore was President-Electrical Division (1992 to 1994) of the Corporation. He was President and Chief Operating Officer (1990 to 1992) of FL Industries, Inc. (electrical components) and President of its American Electric Division (1985 to 1992) prior to its acquisition by the Corporation.

                  J. DAVID PARKINSON, 64
                  A DIRECTOR SINCE 1968

[Photograph]           Formerly Chairman of the Board (1975 to 1992), President
                  (1974 to 1980), and Chief Executive Officer (1974 to 1985) of the Corporation.

                  IAN M. ROSS, 66
                  A DIRECTOR SINCE 1980

[Photograph]           President Emeritus (1991 to present) and President (1979
                  to 1991) of AT&T Bell Laboratories (research and development for AT&T). Dr. Ross is a director of The B.F. Goodrich Co.

                  WILLIAM H. WALTRIP, 56
                  A DIRECTOR SINCE 1983

[Photograph]           Chairman and Chief Executive Officer (1993 to present)
                  of Technology Solutions Company (services and resources to design, develop and implement large-scale computer systems). Mr. Waltrip was Chairman (1992 to 1993), Chief Executive Officer and President (1991 to 1993) of Biggers Brothers, Inc. (food service distributors); Vice Chairman (1991 to
                  1992) of Unifax, Inc., the parent corporation of Biggers Brothers, Inc.; and a business consultant (1988 to 1991). Mr. Waltrip is a director of Bausch & Lomb Inc., Recognition International Inc., Teachers Insurance and Annuity Association, and Technology Solutions Company.

                             THE BOARD OF DIRECTORS

     The Board establishes broad corporate policy and gives guidance to the Corporation. There were 8 meetings of the Board and 9 meetings of committees of the Board in 1993. All directors attended at least 75% of the meetings of the Board and committees of which they were members. The total combined attendance at these meetings was 98%.

     Nonemployee directors receive a retainer fee of $22,000 per year plus a fee of $1,500 for each Board meeting attended and $1,000 for each regularly scheduled committee meeting attended. Committee chairmen receive an additional retainer fee of $3,500 per year. Employee directors do not receive any fees for serving as a director of the Corporation or as a member or chairman of any committee of the Board. Under the Thomas & Betts Corporation Restricted Stock Plan for Nonemployee Directors, each individual who is elected or who continues as a director receives each year an award of 100 restricted shares of the Corporation's Common Stock effective as of the date of the annual meeting of shareholders. A nonemployee director who is elected to fill a vacancy or a newly created directorship in the interim between annual meetings receives an award of a prorated number of restricted shares of Common Stock effective as of the date of election. Shares awarded to a nonemployee director remain restricted until such director's termination of service as a director.

     Under the Deferred Fee Plan for Nonemployee Directors, each director may elect to defer all or a portion of compensation for services as a director. Any amount so deferred is, at the time of election, valued as if invested in a one-year Certificate of Deposit or the Corporation's Common Stock. A deferred fee account is payable only in cash and is distributed, in accordance with the director's election, in a lump sum or in installments, upon termination of service or on January 15 or July 15 of a year specified by the director.

     Under the Thomas & Betts Corporation Retirement Plan for Nonemployee Directors, directors (excluding those who are current or former employees of the Corporation) who have served on the Board for at least five years will receive upon retirement an annual benefit payable over a five-year period equal to 50% of the amount of the annual retainer fee in effect at retirement. Each additional year of service up to an aggregate of ten years increases the amount of the benefit payable by ten percentage points and the payment period by one year, to a maximum of 100% of the retainer payable for a period of ten years. In the event of a change of control of the Corporation, each nonemployee director would be fully vested in the maximum retirement benefit.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     There are four standing committees of the Board: Executive Committee, Audit Committee, Committee on Directors, and Human Resources Committee. Members of each committee, who are elected by the full Board, are named below. The Corporation follows the practice of periodically rotating the chairmanship of the Audit Committee, Committee on Directors, and Human Resources Committee.

                    EXECUTIVE                      AUDIT
              ---------------------          -------------------
              J. David Parkinson*            Thomas W. Jones*
              Raymond B. Carey, Jr.          Robert H. McCaffrey
              T. Kevin Dunnigan              Jerre L. Stead
              William H. Waltrip

                    COMMITTEE
                       ON                          HUMAN
                    DIRECTORS                    RESOURCES
              ----------------------          ---------------
              Raymond B. Carey, Jr.*          Ernest H. Drew*
              T. Kevin Dunnigan               Hobart Betts
              J. David Parkinson              Ian M. Ross
                                              William H. Waltrip

    * Chairman

EXECUTIVE COMMITTEE

     The Executive Committee's function is to act for the Board, to the extent permitted by law, in any situation in which Board action is required and it is not practicable to have a meeting of the Board. There was one meeting of the Executive Committee in 1993.

AUDIT COMMITTEE

     This committee is composed solely of nonemployee directors of the Corporation. The Audit Committee (1) considers the independent accountants to be employed and recommends to the Board the firm to be appointed, subject to ratification by the Corporation's shareholders; (2) consults with the independent accountants with regard to the plan and scope of the annual audit of the Corporation's financial statements; (3) reviews, in consultation with the independent accountants, the Corporation's annual financial statements and related notes, the results of the audit, and the management letter and response thereto; (4) reviews, in consultation with the independent accountants and the internal auditors, the adequacy and scope of the Corporation's internal controls and procedures; (5) reviews and approves the fees and expenses associated with audit and non-audit services provided by the independent accountants; (6) reviews with the internal auditors the internal audit plan and current audit results; (7) reports the results of its findings and actions to the Board; and
(8) directs and supervises investigations, if necessary, into any matter that it deems appropriate. There were three meetings of the Audit Committee in 1993.

COMMITTEE ON DIRECTORS

     A majority of the members of this committee must be nonemployee directors of the Corporation. A former employee serving on this committee is considered a nonemployee director. The Committee on Directors (1) reviews and makes recommendations to the Board regarding the maintenance of a desirable balance of skill and expertise among Board members; (2) receives suggestions and makes recommendations to the Board concerning candidates for the Board and the slate of director nominees to be submitted at the annual meeting of shareholders; (3) makes recommendations to the Board concerning the compensation of nonemployee directors and the retirement policy of the Board; (4) reviews Board procedures and practices; (5) recommends membership assignments for committees of the Board; and (6) reviews and takes action on requests for management personnel to serve on boards of directors of other companies. The Committee on Directors will consider shareholder suggestions of persons for consideration as candidates for nomination as members of the Board. Shareholders should submit the name, biographical data, and qualifications of any such suggested candidate to the Corporate Secretary. Any such recommendation should be accompanied by the written consent of such person to be named as a candidate and, if nominated and elected, to serve as a director. If a shareholder wishes to nominate at the annual meeting of shareholders a person for election to the Board, the Corporation's By-laws require that the nomination satisfy certain conditions, including, generally, that written notice must be delivered to the Corporate Secretary at the Corporation's principal executive offices not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting of shareholders. A copy of the applicable By-law is available from the Corporate Secretary upon the request of any shareholder. There were two meetings of the Committee on Directors in 1993.

HUMAN RESOURCES COMMITTEE

     This committee is composed solely of nonemployee directors of the Corporation. The Human Resources Committee (1) reviews compensation programs, employee benefit plans, and personnel policies applicable to officers and other members of senior management; (2) reviews management development and succession programs; (3) reviews major organization changes and evaluates their impact on senior management succession plans and reward systems, and makes recommendations to the Board where Board action is required; (4) makes recommendations to the Board on the compensation of the five most highly compensated executive officers; (5) recommends to the Board the performance criteria to be established each year for the Officer Profit-Sharing Plan; (6) performs the administrative functions assigned to the Committee by the provisions of the Officer Profit-Sharing and the 1993 Management Stock Ownership Plans; and (7) reports the results of its actions and findings to the Board, and, with respect to the above, recommends programs and changes considered desirable. There were three meetings of the Human Resources Committee in 1993.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the fiscal years ended December 31, 1991 and 1992 and January 2, 1994, the cash compensation paid by the Corporation and its subsidiaries, as well as certain other compensation paid for those years to each of the five most highly compensated executive officers of the Corporation (the "Named Executives") in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                                            AWARDS
                                                                                   ------------------------
                                                                                                 NUMBER OF
                                                    ANNUAL COMPENSATION                         SECURITIES
                                          ---------------------------------------  RESTRICTED   UNDERLYING
                                                                    OTHER ANNUAL      STOCK       OPTIONS      ALL OTHER
          NAME AND                                                  COMPENSATION     AWARDS       GRANTED    COMPENSATION
     PRINCIPAL POSITION          YEAR     SALARY ($)    BONUS ($)      ($)(1)        ($)(2)         (#)         ($)(3)
- -----------------------------  ---------  -----------  -----------  -------------  -----------  -----------  -------------
T. K. Dunnigan...............       1993  $   487,300  $   193,921   $    98,348   $   320,153       9,000    $     4,497
Chairman and Chief Executive        1992      443,000      361,565        78,159       254,495       8,300          4,364
  Officer                           1991      350,000      112,612        54,197       176,428       8,300          4,238
C. R. Moore..................       1993      330,000      120,351        34,875       139,500       3,700         12,769
President-Electrical Division       1992      300,000      634,750(4)     26,972       107,888      10,000         22,223
                                    1991      --           --            --            --           --            --
R. P. Babcock................       1993      227,175       63,283        47,709        77,841       2,700          4,497
Vice President-Finance              1992      206,523      117,991        40,997        66,890       2,700          4,364
                                    1991      171,815       52,683        33,108        54,018       2,500          4,238
R. H. Paquette...............       1993      177,549       74,204        36,619        48,825       1,825          4,497
President-Vitramon                  1992      168,109       76,776        22,027        51,396       1,850          4,364
  Division                          1991      153,150       30,734        17,681        41,256       1,900          4,238
D. J. Pileggi................       1993      153,092       39,838        23,087        62,357       1,825          5,138
President-Electronics               1992      141,512       50,944        34,524        38,899       1,850          4,364
  Division                          1991      131,721       24,424        15,958        51,948       1,900          3,916

- ---------------
(1) Cash payments of federal and state withholding taxes equal to the fair market value on the date of award of such number of shares of Common Stock that the recipient of a restricted stock award elected to forgo in favor of tax payments.

(2) Fair market value of shares awarded on the date of grant in each year. Dividends are paid to the recipients of restricted stock awards at the same time and at the same rate as paid to all shareholders. The number and value of the aggregate restricted stock holdings as of January 2, 1994, based on the closing market price of the Common Stock on December 31, 1993 of $58.50, are as follows:

        Mr. Dunnigan..................................     12,278  $   718,263
        Mr. Moore.....................................      3,800      222,300
        Mr. Babcock...................................      3,286      192,231
        Mr. Paquette..................................      2,362      138,177
        Mr. Pileggi...................................      2,557      149,585

(3) The amounts reported for the Named Executives other than Mr. Moore are contributions to a 401(k) plan on behalf of each such Named Executive. The amounts reported for Mr. Moore are comprised of contributions to his accounts in the 401(k) plan ($4,222 in 1993 and $4,364 in 1992) and a nonqualified savings plan ($8,547 in 1993 and $17,859 in 1992).

(4) Comprised of profit-sharing earnings of $147,750 under the Management Incentive Plan, which was paid in accordance with the Corporation's executive compensation program administered by the Human Resources Committee of the Board, and the following one-time bonus payments, which were determined independently of the compensation program administered by the
    Committee: a signing bonus of $100,000 in connection with a two-year employment agreement with the Corporation and compensation of $387,000 pursuant to an agreement between Mr. Moore and American Electric prior to its acquisition by the Corporation, the payment of which was contingent upon his active assistance in connection with the sale of that company to the Corporation and his continued employment for a one-year period after the acquisition date.

STOCK OPTION GRANTS

     The following table contains information concerning the grant of stock options under the Corporation's 1990 Stock Option Plan to the Named Executives as of the end of the last fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                               INDIVIDUAL GRANTS
                                             ------------------------------------------------------  POTENTIAL REALIZABLE VALUE
                                              NUMBER OF                                              AT ASSUMED ANNUAL RATES OF
                                             SECURITIES     PERCENT OF                                STOCK PRICE APPRECIATION
                                             UNDERLYING    TOTAL OPTIONS                                FOR OPTION TERM (3)
                                               OPTIONS      GRANTED TO      EXERCISE                 --------------------------
                                               GRANTED     EMPLOYEES IN       PRICE     EXPIRATION       5%            10%
    NAME                                       (#)(1)       FISCAL YEAR     ($/SH)(2)      DATE       ($113.62)     ($180.91)
- -------------------------------------------  -----------  ---------------  -----------  -----------  -----------  -------------
T. K. Dunnigan.............................       9,000           6.14%     $   69.75       2-3-03   $   394,789  $   1,000,472
C. R. Moore................................       3,700           2.53          69.75       2-3-03       162,302        411,305
R. P. Babcock..............................       2,700           1.84          69.75       2-3-03       118,437        300,141
R. H. Paquette.............................       1,825           1.25          69.75       2-3-03        80,054        202,873
D. J. Pileggi..............................       1,825           1.25          69.75       2-3-03        80,054        202,873

- ---------------
(1) Options are exercisable on February 3, 1994.

(2) Based on the average of the high and low sales prices of the Common Stock reported on the New York Stock Exchange Composite Tape ("NYSE Tape") on the date of grant, February 3, 1993. The exercise price may be paid in cash or by tendering shares of the Corporation's Common Stock valued at the closing price reported on the NYSE Tape for the day immediately preceding the date of exercise.

(3) The dollar amounts under these columns are the result of calculations at the arbitrary rates of 5% and 10% set by the Securities and Exchange Commission and are not a forecast of the value of the Common Stock.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Named Executives concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                            NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                                           UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                                                               VALUE       OPTIONS AT 1-2-94 (#)            1-2-94 ($)(1)
                                           SHARES ACQUIRED   REALIZED    --------------------------  ----------------------------
     NAME                                  ON EXERCISE (#)      ($)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
- -----------------------------------------  ---------------  -----------  -----------  -------------  -----------  ---------------
T. K. Dunnigan...........................        --             --           48,711         9,000     $ 334,472         --
C. R. Moore..............................        --             --           10,000         3,700        --             --
R. P. Babcock............................        --             --           12,700         2,700        53,869         --
R. H. Paquette...........................        --             --            7,875         1,825        28,978         --
D. J. Pileggi............................        --             --           10,400         1,825        64,595         --

- ---------------
(1) Aggregate market value of the shares on January 2, 1994 ($58.50) less the aggregate price to be paid by the Named Executive.

PENSION PLAN

     Based on compensation that is covered under the Executive Retirement Plan ("ERP") and years of service with the Corporation and its subsidiaries, the following table gives the aggregate annual retirement income covered participants will receive upon retirement at age 60 or later with the required minimum of 20 years of credited service or more under the ERP. The ERP is an unfunded, nonqualified retirement plan for corporate officers that provides supplemental benefits, including amounts that would otherwise be denied participants by reason of certain limitations imposed on qualified plan benefits by the Internal Revenue Code of 1986, as amended. The benefit payable under the ERP incorporates amounts payable to a participant from (1) a qualified pension plan; (2) the employer-paid portion of his or her Social Security benefit; and
(3) the employer-paid portion of a participant's 401(k) and nonqualified savings plan accounts.

                               PENSION PLAN TABLE

          HIGHEST
          5-YEAR
          AVERAGE                       YEARS OF SERVICE
       COMPENSATION    --------------------------------------------------
          LEVELS           20           25           30       35 OR MORE
      ---------------  -----------  -----------  -----------  -----------
        $   150,000    $    75,000  $    86,250  $    97,500  $   108,750
            200,000        100,000      115,000      130,000      145,000
            300,000        150,000      172,500      195,000      217,500
            400,000        200,000      230,000      260,000      290,000
            500,000        250,000      287,500      325,000      362,500
            600,000        300,000      345,000      390,000      435,000
            700,000        350,000      402,500      455,000      507,500
            800,000        400,000      460,000      520,000      580,000

     Covered compensation is comprised of annual base salary and incentive compensation paid under the Officer Profit-Sharing Plan or the Management Incentive Plan. Benefit amounts shown in the above table assume that payments are made on a 10-year certain and life annuity.

     The Named Executives had the equivalent of the following years of credited service under the terms of the ERP as of February 4, 1994: Mr. Dunnigan, 32; Mr. Moore, 8; Mr. Babcock, 20; Mr. Paquette, 25; and Mr. Pileggi, 14.

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

     The Corporation has an agreement with each of the Named Executives providing for continuation of employment for a term of three years following any change of control of the Corporation. Each agreement provides for compensation to be continued during the three-year term at least at the same level that existed prior to the time of a change of control provided the person continues employment, leaves employment for good reason, or is terminated without cause. Events that constitute leaving employment for good reason are: the assignment of duties inconsistent with the person's position; the diminution of the person's position, authority, duties or responsibilities; failure to provide compensation and/or benefits specified in the agreement; relocation to an office that is 35 miles or more from the location where the person was employed immediately prior to the change of control; or failure to require any successor to the Corporation to assume and agree to perform the agreement. A person's employment may be terminated for cause, which is an act or acts of dishonesty intended to result in substantial personal enrichment, willful violations of the person's duty to perform responsibilities under the agreement, or conviction of a felony. Each agreement also provides for immediate vesting of stock options and restricted stock awards if the person's employment is terminated following a change of control. Any amount payable under the agreement will be reduced by the amount of any compensation earned by the person from other employment during the term of the agreement.

                         THE HUMAN RESOURCES COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

1. Executive Compensation Philosophy

     The executive compensation program is designed to align shareholder and management interests, to balance annual performance targets with actions needed for the long-term success of the Corporation, and to attract, motivate, and retain key executives.

          (a) Pay Positioning: Thomas & Betts positions total direct compensation (i.e., base salary, annual incentive, and long-term incentive gain opportunity) at the median of general industry companies, a high percentage of which are represented in the S&P 400. This is a much broader group than the electrical/electronics companies that make up the line-of-business index shown in the performance graph that follows this report. Since electrical/electronics compensation levels are generally consistent with general industry levels (where pay and performance data is more easily accessible), the Committee believes that general industry companies represent an acceptable comparative framework. Compensation is sufficiently variable so that there will be a strong relationship between total return to shareholder performance and actual total direct compensation levels over time. In fact, over the past eight years, the CEO's actual total direct compensation has been well aligned with the Corporation's common stock performance relative to the S&P 400.

          (b) Pay Mix: Like total direct compensation, each component is positioned at the median of general industry companies.

             (i) Base Salary: Base salaries are set by periodic comparison to external rates of pay for comparable positions within general industry and are targeted at the 50th percentile for such positions. Individual salaries are considered for adjustment annually; adjustments are based upon general movement in salary levels in general industry, individual performance, and potential and/or changes in duties and responsibilities. Actual salaries may range from 20% below to 20% above targeted salary levels. As a group, the average of the named executive officers' base salaries in 1993 was below the targeted level.

             (ii) Annual Incentive: Annual incentives are based upon actual performance compared to established corporate and divisional performance goals. Annual incentives range between 20% and 40% of base salary for median performance and provide a maximum payout of between 60% and 100% of base salary. Annual bonus opportunities are targeted to be at the 50th percentile for general industry when performance is at the 50th percentile and at the 75th percentile for general industry when performance is at that level. For the CEO and other corporate staff executive officers, the annual incentive for 1993 is based solely on return on equity (ROE) relative to the S&P 400. ROE attainment was at the mid-point of the performance range and resulted in a mid-point payout to these executives. For the three divisional executive officers named in the Summary Compensation Table, the annual incentive payments for 1993 are based on corporate ROE (25% weighting) and the performance of each officer's division on sales (30%), income (30%), and either cash flow or inventory (15%). As a group, the average of the named executive officers' incentive payments for fiscal year 1993 was 36% of base salary.

             (iii) Long-Term Incentives: Long-term incentive awards are made in the form of stock options and restricted stock awards, which are typically granted annually. Combined stock option and restricted stock awards are targeted to provide a gain opportunity at the 50th percentile for general industry, according to a mix predetermined by the Committee. For executive officers, this gain opportunity ranges from 52% to 124% of base salary. Individual grants may vary based on the Committee's assessment of individual performance and potential. As a group, the average of the named executive officers' long-term incentive awards in 1993 was 85% of base salary. In determining stock option and restricted stock awards, the Committee does not consider the amount of options and restricted stock granted in prior years. Options are granted at fair market value on the date of grant, have a term of ten years, and vest after one year for awards under the 1990 Stock Option Plan and over a three-year period at the rate of one-third per year for awards under the 1993 Management Stock Ownership Plan. Restricted stock vests at the end of three years.

2. Chief Executive Officer Compensation

     The Chief Executive Officer's base salary in 1993, $487,300, was increased by 10% over the prior year. This placed the CEO's base salary slightly below the median paid to the CEO's in general industry companies of comparable size. The Committee based this increase on the recent increase in the size of the Corporation and the length of time the CEO has been in his position.

     The Chief Executive Officer's target annual incentive was 40% of base salary in 1993, and the maximum incentive was 100% of base salary. The Corporation's 1993 return on equity was 12%, which was near the mid-point of the performance range, and resulted in the CEO receiving an annual incentive of $193,921.

     The Chief Executive Officer was granted stock options for 9,000 shares and a restricted stock award for 6,000 shares. As in previous years, the Committee targeted the gain opportunity from combined stock option and restricted stock awards to provide a gain opportunity at the 50th percentile of general industry, according to a mix predetermined by the Committee.

3. Policy Regarding Executive Compensation Deductibility

     As a result of the amendment of the Internal Revenue Code to disallow the deduction of non-performance based compensation in excess of $1 million paid to the CEO or to any of the four most highly compensated executive officers, the Corporation is submitting its annual incentive plan for shareholder approval so as to qualify payments under the plan as performance-based compensation (see discussion under the heading Proposal to Adopt the Thomas & Betts Corporation Executive Incentive Plan).

     The Corporation's 1993 Management Stock Ownership Plan was approved by the shareholders last year and stock options granted under the Plan prior to the Corporation's 1997 annual shareholders' meeting qualify as performance-based compensation under the transition rules proposed by the Internal Revenue Service.

     No action is being taken with respect to restricted stock awards granted by the Committee, which do not qualify as performance-based compensation. Nevertheless, these awards play an important role in the Corporation's executive compensation program, and they will be continued. In addition, it is unlikely that restricted stock and other nonqualified compensation paid to any executive will exceed the $1 million per year limit imposed by the Code.

                                          Ernest H. Drew, Chairman
                                          Hobart Betts
                                          Ian M. Ross
                                          William H. Waltrip

PERFORMANCE GRAPH

     The graph set forth below provides comparisons of the yearly percentage change in the cumulative total shareholder return on the Corporation's Common Stock with the cumulative total return of Standard & Poor's 500 Stock Index and Standard & Poor's Electrical Equipment Index for the five fiscal years ended January 2, 1994.

                       FIVE-YEAR CUMULATIVE TOTAL RETURN
                       AMONG THOMAS & BETTS, S&P 500 AND
                         S&P ELECTRICAL EQUIPMENT INDEX
                  (ASSUMES $100 INVESTED ON DECEMBER 31, 1988
                         AND REINVESTMENT OF DIVIDENDS)

                                    [Chart]

THOMAS & BETTS         $  100.00       $  109.78        $  108.53        $  137.44        $  162.13        $  150.00
  % CHANGE YEAR TO
    YEAR                                     9.8%            (1.1)%           26.6%            18.0%            (7.5)%

S&P ELECTRICAL
EQUIPMENT INDEX           100.00          140.85           129.52           171.71           188.03           226.86
  % CHANGE YEAR TO
    YEAR                                    40.9%            (8.1)%           32.6%             9.5%            20.7%

S&P 500                   100.00          131.69           127.60           166.47           179.15           197.21
  % CHANGE YEAR TO
    YEAR                                    31.7%            (3.1)%           30.5%             7.6%            10.1%

2. PROPOSAL TO ADOPT THE THOMAS & BETTS CORPORATION EXECUTIVE
   INCENTIVE PLAN

     The Board recommends that shareholders adopt the Thomas & Betts Corporation Executive Incentive Plan (the "Plan"). The Plan is intended to continue the Corporation's long-standing policy of providing key employees, who are in a position to contribute materially to the success of the Corporation and its subsidiaries, with an annual management incentive bonus based on objective, pre-established criteria and performance targets as approved by the Human Resources Committee (the "Committee"). If approved, the Plan would become effective on May 5, 1994, and would continue until it is terminated by the Board.

     The following is a summary of the material features of the Plan. The summary is qualified in its entirety by the complete text of the Plan as set forth in Exhibit A to this Proxy Statement.

     The Plan is applicable to corporate officers and such division or subsidiary officers as may be designated by the Committee and provides for annual cash awards based on corporate, division and/or subsidiary performance in the preceding year. Approximately 15 employees are currently eligible to participate in the Plan. The Committee determines which employees shall participate in the Plan on an annual basis.

     Under the Plan, the cash awards payable to participants with respect to a given fiscal year will be determined by:

          (a) assigning each participant a specified percentage of his or her base salary for the year,

          (b) multiplying that percentage by the participant's salary to determine his or her target incentive amount, and

          (c) multiplying the target incentive amount by adjustment factors based on corporate, division and/or subsidiary performance, weighted by the relative importance of each performance goal for the participant as determined by the Committee.

     The award payable to any participant may range from zero to 100% of the participant's annual base salary, depending upon whether, or the extent to which, performance targets are achieved. The Plan is not funded.

     Performance criteria, and weightings thereof, will be established annually by the Committee. The performance criteria which may be selected are set forth in Section 2(k) of the Plan. Generally, for any one participant, there will be no more than four performance criteria. However, the Committee has the discretion to establish more than four criteria.

     The Committee will establish a performance target for each performance criterion and will certify as to the performance level achieved before any payments are made. The Committee may not increase the amount of compensation that would otherwise be payable upon achievement of performance targets, but it may reduce a participant's award if it believes such action would be in the best interest of the Corporation and its shareholders. Awards will be paid in cash as soon as practicable after the close of the year for which they are made. No award will be payable to any participant who is not an employee on the last day of the year, with certain exceptions in the event of death, disability, retirement, and involuntary termination other than for cause.

     It is not possible to determine at this time the bonus amounts that would be payable under the Plan for 1994 performance. The table below sets forth the amounts that would have been received by each of the persons and groups named if the Plan had been in effect for the last fiscal year, based on that year's performance. The maximum award that can be paid to any individual during a year is $1 million.

                               NEW PLAN BENEFITS

                                                                             THOMAS & BETTS CORPORATION
                                                                              EXECUTIVE INCENTIVE PLAN
                                                                            ----------------------------
     NAME AND POSITION                                                            DOLLAR VALUE ($)
- --------------------------------------------------------------------------  ----------------------------
T. K. Dunnigan............................................................          $    193,921
Chairman and Chief Executive Officer
C. R. Moore...............................................................               120,351
President-Electrical Division for fiscal year 1993
President and Chief Operating Officer as of January 1, 1994
R. P. Babcock.............................................................                63,283
Vice President-Finance and Treasurer
R. H. Paquette............................................................                74,204
President-Vitramon Division
D. J. Pileggi.............................................................                39,838
President-Electronics Division for fiscal year 1993
President-Electrical Components Division as of March 2, 1994
All current executive officers as a group.................................               591,005
All current officers who are not executive officers,
as a group................................................................               179,980

     The Plan and all awards will be administered by the Committee, which shall consist of not less than three members of the Board of Directors and shall be constituted so as to enable the Plan to comply with the administration requirements of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

     It is the intent of the Corporation that the Plan and awards made under it satisfy and be interpreted in a manner that, in the case of participants who are or may be Covered Employees as defined in the Code, satisfies the applicable requirements for Code Section 162(m) so that the Corporation's tax deduction for remuneration with respect to the Plan for services performed by such Covered Employees is not disallowed in whole or in part by the operation of such Code Section.

     The Board may from time to time suspend or discontinue the Plan or revise, amend or terminate the Plan.

APPROVAL OF THE PLAN

     Approval of the Plan will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast, either for or against this proposal, in accordance with the New Jersey Business Corporation Act.

            THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

3.  RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The independent public accountants for the Corporation in fiscal year 1993 were KPMG Peat Marwick. The Board, upon the recommendation of the Audit Committee, has appointed this firm, subject to ratification by the shareholders, to audit the financial statements of the Corporation for the fiscal year 1994 and until the 1995 Annual Meeting of Shareholders. The firm has audited the Corporation's financial statements annually since 1969, is considered to be well qualified, and has no financial interest, direct or indirect, in the Corporation or any subsidiary of the Corporation. If the shareholders do not ratify this appointment, the Audit Committee and the Board will consider the appointment of other independent public accountants.

     Representatives of KPMG Peat Marwick will be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions.

     Ratification of the appointment of KPMG Peat Marwick will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast, either for or against this proposal, in accordance with the New Jersey Business Corporation Act.

            THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 1995 Annual Meeting of Shareholders, in addition to meeting certain eligibility requirements established by the Securities and Exchange Commission, must be in writing and received by the Corporate Secretary at the Corporation's principal executive offices by November 21, 1994, to be considered for inclusion in the Corporation's proxy statement and form of proxy for the 1995 Annual Meeting of Shareholders.

                                 OTHER BUSINESS

     The Annual Meeting is called for the purposes set forth in the Notice. The Board does not know of any matter for action by shareholders at such meeting other than the matters described in the Notice. To be properly brought before the Annual Meeting, the matter must be an appropriate subject for shareholder consideration, timely notice thereof must be given in writing to the Corporate Secretary, and other applicable requirements must be met. In general, such notice is timely if it is delivered to the Corporate Secretary at the principal executive offices of the Corporation not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. Alternative notice deadlines apply if the date of the annual meeting differs by more than 30 days from the date of the previous year's annual meeting. The By-laws specify the information to be included in the shareholder's notice. An interested shareholder can obtain a complete copy of the By-law provisions by making a written request therefor to the Corporate Secretary. The enclosed proxy will confer discretionary authority with respect to matters which are not known at the date of printing hereof but which may properly come before the Annual Meeting. It is the intention of the persons named in the proxy to vote in accordance with their best judgment on any such matter.

                                          By Order of the Board of Directors,
                                          JANICE H. WAY, Corporate Secretary

                                                                       EXHIBIT A

                           THOMAS & BETTS CORPORATION
                            EXECUTIVE INCENTIVE PLAN

     1. PURPOSE

     The purpose of the Thomas & Betts Corporation Executive Incentive Plan (the "Plan") is to provide an incentive for corporate officers and other key employees who are in a position to contribute materially to the success of the Corporation and its subsidiaries.

     2. DEFINITIONS

     The following terms, as used herein, will have the meaning specified:

     (a) "Award" means an incentive payment made pursuant to the Plan.

     (b) "Board" means the Board of Directors of the Corporation as it may be comprised from time to time.

     (c) "Cause" means (i) a felony conviction of a Participant; (ii) the commission by a Participant of an act of fraud or embezzlement against the Corporation and/or a Subsidiary; (iii) willful misconduct or gross negligence materially detrimental to the Corporation and/or a Subsidiary; (iv) the Participant's continued failure to implement reasonable requests or directions arising from actions of the Board after thirty (30) days' written notice to the Participant; (v) the Participant's wrongful dissemination or use of confidential or proprietary information; (vi) the intentional and habitual neglect by the Participant of his or her duties to the Corporation and/or a Subsidiary; or
(vii) any other reasons consistent with the Corporation's and/or a Subsidiary's policies and procedures regarding dismissals as they are adopted and implemented from time to time.

     (d) "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute, and the regulations promulgated thereunder.

     (e) "Committee" means the Committee appointed to administer the Plan, as provided in Section 4.

     (f) "Corporation" means Thomas & Betts Corporation, or any successor corporation.

     (g) "Covered Employee" means a covered employee within the meaning of Code
Section 162(m)(3).

     (h) "Employee" means executives and other key employees of the Corporation and its Subsidiaries.

     (i) "Participant" means an Employee selected from time to time by the Committee to participate in the Plan.

     (j) "Performance Adjustment" means a factor (or factors), as determined by a schedule established by the Committee, that will, when multiplied by a Participant's Target Award, determine the amount of a Participant's Award.

     (k) "Performance Criterion or Criteria" means the business criteria selected by the Committee to measure Corporation, division or Subsidiary performance from one or more of the following:

             (i) Corporate, division or Subsidiary sales;

             (ii) Corporate, division or Subsidiary return on sales--operating profit divided by sales;

             (iii) Cash flow-corporate--the change in the Corporation's net invested position;

             (iv) Cash flow-division or Subsidiary--division or Subsidiary contribution adjusted for certain changes in balance sheet accounts;

             (v) Earnings per share;

             (vi) Productivity--standard direct labor hours divided by direct and indirect labor hours incurred;

             (vii) Quality--demerits per thousand pieces audited;

             (viii) Division or Subsidiary operating profit or contribution income;

             (ix) Investment turnover--net sales divided by certain assets, e.g. net receivables and inventory, less certain liabilities, e.g. accounts payable and accrued liabilities;

             (x) Return on equity--net income of the Corporation divided by average shareholders' equity;

             (xi) Net asset investment--certain assets, e.g. accounts receivable and goodwill, less certain liabilities, e.g. accounts payable and dividends payable, divided by sales;

             (xii) Inventory turns; and

             (xiii) Customer service indices, e.g. fill rates, request index, and performance to promise.

     The Committee shall establish the weighting of each Performance Criterion, for use in determining awards under the Plan, prior to the beginning of the fiscal year to which the Performance Criterion relates.

     (l) "Performance Target" means the level of performance on each Performance Criterion, as approved by the Committee, that will result in a 100 percent Performance Adjustment to a Participant's Target Award.

     (m) "Subsidiary" means any corporation in which the Corporation, directly or indirectly, controls 50 percent or more of the total combined voting power of all classes of such corporation's stock.

     (n) "Target Award" means, with respect to a Participant in any year, the Participant's annual base salary multiplied by the percentage of salary established by the Committee for that Participant.

     3. AWARDS

     (a) Target Award. A Target Award will be established by the Committee for each Participant. A prorated Target Award will be assigned to a Participant with less than twelve months of service. In the event a Participant's Target Award is changed during the year, the Participant's higher Target Award will be the basis for determining the Participant's Award for the year.

     (b) Performance Criteria. One or more Performance Criteria will be established by the Committee for the Corporation and for each division or Subsidiary each year. The Committee may use the same Performance Criteria each year or may use different Performance Criteria from year to year.

     (c) Performance Target. One or more Performance Targets will be established by the Committee for each Performance Criterion selected for each year.

     (d) Performance Adjustment. The Award payable to any Participant may range from zero to 100 percent of the Participant's annual base salary, depending upon whether, or the extent to which, Performance Targets have been achieved. All such determinations regarding the achievement of any Performance Target will be made by the Committee in its sole and absolute discretion. The Committee may not increase the amount of compensation that would otherwise be payable upon achievement of the Performance Target or Targets, but it may reduce a Participant's award if it believes such action would be in the best interest of the Corporation and its shareholders.

          (i) Schedules. At the beginning of the year, the Committee will establish a schedule for each Performance Criterion that correlates the percentage of Target Award to specified levels of Corporation, division or Subsidiary performance.

          (ii) Award Determination. The Award for a participant for a given year will be calculated by multiplying the Participant's Target Award by the Corporation, division or Subsidiary Performance Adjustments, respectively.

          (iii) Maximum Award. The maximum award payable to any Participant in any year is $1 million, anything in this Plan to the contrary notwithstanding.

     (e) Payment of Awards. Awards will be paid in cash after the Committee has certified the extent to which the Performance Target or Targets have been met and as soon as practicable after the close of the year for which they are made. If a Participant is disabled for more than four months of the year, the Participant may be granted a prorated Award as and to the extent determined by the Committee. If disability lasts four months or less, there will be no reduction in the amount of the Award. No Award will be payable to any Participant who is not an Employee on the last day of the year, except that if, during the last eight months of the year, the Participant dies, or becomes disabled, the Participant may be granted a prorated Award as and to the extent determined by the Committee, and further provided that if the Participant retires or is involuntarily terminated other than for Cause, the Participant may be granted a prorated Award as and to the extent determined by the Committee, provided that Performance Targets have been met.

     4. ADMINISTRATION

     (a) Committee. The Plan and all Awards will be administered by the Human Resources Committee of the Board of Directors (the "Committee"), which Committee shall consist of not less than three members of such Board of Directors, and shall be constituted so as to enable the Plan to comply with the administration requirements of Code Section 162(m)(4)(C). The members of the Committee shall be designated by the Board of Directors. A majority of the members of the Committee shall constitute a quorum. The vote of a majority of a quorum shall constitute action by the Committee.

     (b) Authority. The Committee will have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

     The Committee may delegate to the officers or employees of the Corporation and/or a Subsidiary the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purpose, except that the Committee may not delegate any authority with respect to decisions regarding timing, eligibility, amount or other material terms of any Awards.

     (c) Determinations. The actions and determinations of the Committee on all matters relating to the Plan and any Awards will be final and conclusive.

     (d) Liability. No member of the Committee or the Board will be liable for any action taken or determination made in good faith with respect to the Plan or any Award thereunder, and the Corporation will defend Committee and Board members for any actions taken or decisions made in good faith under the Plan.

     (e) Participants. The Committee will designate the corporate officers who shall be Participants in the Plan, and it may designate division or Subsidiary officers to be Participants.

     (f) Awards. Subject to the terms of the Plan, the Committee will have full and complete authority to determine, among other things, the Employees to whom, and the time or times at which, Awards will be made and the requisite conditions thereof.

     (g) Code Section 162(m). It is the intent of the Corporation that this Plan and Awards hereunder satisfy, and be interpreted in a manner that, in the case of Participants who are or may be Covered Employees, satisfies the applicable requirements of Code Section 162(m) so that the Corporation's tax deduction for remuneration in respect of this Plan for services performed by such Covered Employees is not disallowed in whole or in part by the operation of such Code Section. If any provision of this Plan or if any Award would otherwise frustrate or conflict with the intent expressed in this Section 4(g), that provision shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Covered Employees.

     5. MISCELLANEOUS

     (a) Nonassignability. No Award will be assignable or transferable (including pursuant to a pledge or security interest) other than by will or by the laws of descent and distribution.

     (b) Withholding Taxes. Whenever payments under the Plan are to be made, the Corporation and/or the Subsidiary will withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

     (c) Amendment or Termination of the Plan. The Board may from time to time suspend or discontinue the Plan or revise, amend or terminate the Plan.

     (d) Non-Uniform Determinations. The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations and to establish non-uniform and selective Target Awards; provided, however, that the Committee may not increase the amount of compensation that would otherwise be payable upon achievement of the Performance Target or Targets.

     (e) Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit or restrict the Corporation, its Subsidiaries, or the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

     (f) Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any amount is available under the Plan, payments will be made to the person to whom the Committee, or its delegate, believes to be legally entitled to the payment. Any such payment will be a complete discharge of the liability of the Committee.

     (g) Unfunded Plan. No provision of the Plan will require the Corporation or its Subsidiaries, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets; nor will the Corporation or its Subsidiaries maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants will have no rights under the Plan other than as unsecured general creditors of the Corporation and its Subsidiaries, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they will have the same rights as other employees under generally applicable law.

     (h) Limits of Liability. Neither the Corporation or its Subsidiaries, nor any member of the Board, the Committee, or any other person participating in the interpretation, administration or application of the Plan shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

     (i) Rights of Employees. Nothing contained in this Plan will confer upon any Employee or Participant any right to continue in the employ or other service of the Corporation or a Subsidiary, or constitute any contract or limit in any way the right of the Corporation or a Subsidiary to change such person's compensation or other benefits, or to terminate the employment or other service of such person with or without Cause.

     (j) Section Headings. The section headings contained herein are for convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.

     (k) Invalidity. If any term or provision contained herein will to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.

     (l) Applicable Law. The Plan will be governed by the laws of the jurisdiction in which the Corporation is incorporated as determined without regard to the conflict of law principles thereof.

     (m) Effective Date.  The Plan shall be effective as of May 5, 1994.

                               THOMAS & BETTS CORPORATION
                    (SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)
                      ANNUAL MEETING OF SHAREHOLDERS--MAY 4, 1994
P
R       The undersigned hereby appoints T. KEVIN DUNNIGAN, RONALD P. BABCOCK,
O       and JAMES D. HAY as Proxies, each with the power to appoint his
X       substitute, and hereby authorizes them to represent and to
Y vote, as designated on the reverse side hereof, all the shares of Common Stock of Thomas & Betts Corporation held by the undersigned on March 7, 1994, at the Annual Meeting of Shareholders to be held on May 4, 1994, or any adjournment thereof.

Nominees for election as directors:                      CHANGE OF ADDRESS ONLY:

R. B. Carey, Jr., E. H. Drew, T. K. Dunnigan,            _______________________
J. K. Hauswald, T. W. Jones, R.A. Kenkel, C. R. Moore,
J. D. Parkinson, I. M. Ross, and W. H. Waltrip           _______________________
                                                         (If you have written in
                                                         the above space, please
                                                         mark the corresponding
                                                         box on the reverse side
                                                         of this card)


      YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                  SEE REVERSE
                                                                      SIDE

................................................................................

        PLEASE MARK YOUR
 [X]    VOTES AS IN
        THIS EXAMPLE.                                                       0137


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED HEREIN, BUT IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED
FOR PROPOSALS 1, 2, AND 3.


       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, AND 3.
                    FOR     WITHHELD
1. Election of
   Directors        [ ]       [ ]
   (see reverse)


For, except vote withheld from the following nominee(s)_________________________


                                         FOR      AGAINST    ABSTAIN
2. Adoption of the
   Thomas & Betts                        [ ]        [ ]        [ ]
   Executive
   Incentive Plan.


                                         FOR      AGAINST    ABSTAIN
3. Ratification of appointment of
   KPMG Peat Marwick as independent      [ ]        [ ]        [ ]
   public accountants.

4. In their discretion, the
   Proxies are authorized to
   vote upon such other business
   as may properly come before
   the meeting.


                                              Check this
                                              box to note
                                              change of     [ ]
                                              address

                                              NOTE: Please sign exactly as your
                                                    name or names appear on this
                                                    Proxy. Joint owners should
                                                    each sign personally. When
                                                    signing as attorney,
                                                    executor, administrator,
                                                    guardian, custodian, or
                                                    corporate official, sign
                                                    name and title.

                                  ______________________________________________

                                  ______________________________________________
                                  SIGNATURE                              DATE